UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 8, 2005

VERTEX PHARMACEUTICALS INCORPORATED

(Exact name of registrant as specified in its charter)

MASSACHUSETTS

000-19319

04-3039129
(State or other jurisdiction of incorporation)

(Commission File Number)

(IRS Employer Identification No.)

130 Waverly Street

Cambridge, Massachusetts  02139

(Address of principal executive offices) (Zip Code)

(617) 444-6100

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 8, 2005, Vertex Pharmaceuticals Incorporated (the “Company”) entered into agreements with each of four holders (“Noteholders”) of its outstanding Convertible Subordinated Notes due 2007 (“2007 Notes”), pursuant to which the Company agreed to exchange an aggregate of 2,451,980 newly issued shares of the Company’s common stock, par value $0.01 per share, for $40,450,000 in aggregate principal amount of 2007 Notes, plus approximately $955,000 of accrued interest thereon, held by the Noteholders (the “Exchanges”).

Item 3.02.  Unregistered Sales of Equity Securities.

See Item 1.01, above.  The Exchanges closed on September 9, 2005.  The Exchanges were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) thereof as they were exchanges of securities by the Company with its existing security holders exclusively in a series of related transactions where no commission or other remuneration was paid.

Item 8.01.  Other Events.

The Company issued a press release on September 9, 2005 titled “Vertex Pharmaceuticals Announces Agreements to Exchange $40.5 Million of its Convertible Senior Subordinated Notes Due 2007 for Common Stock”.  In that press release, the Company disclosed that it expects to incur a non-cash charge of approximately $36.0 million in connection with the Exchanges.  This charge is related to the incremental shares issued in the Exchanges over the number that would have been issued upon conversion of the 2007 Notes under their original terms, and will be reported in the Company’s third quarter 2005 financial results.  The press release is filed as Exhibit 99.1 of this Current Report and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(c)  Exhibits

Exhibit	Description of Document

99.1

Press Release of Vertex Pharmaceuticals Incorporated, dated September 9, 2005, entitled “Vertex Pharmaceuticals Announces Agreements to Exchange $40.5 Million of its Convertible Senior Subordinated Notes Due 2007 for Common Stock”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS
INCORPORATED
(Registrant)

Date: September 12, 2005	/s/ Kenneth S. Boger
Kenneth S. Boger
Senior Vice President and General Counsel